EXHIBIT 7.3

                                      LEASE

                  This Lease, entered into by Kingston Design, LLC (hereinafter referred to as "Landlord") and Kingston Sales Corp. (hereinafter referred to as "Tenant"). Witness that Landlord and Tenant, in consideration of their mutual undertakings, agree as follows:


                                    Article I
                              Lease of the Premises
                              ---------------------

                  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, the land and building (comprising approximately 3,000 square feet of office space and 12,500 square feet of warehouse space) located at 7031 Mayflower Park Drive, Zionsville, Indiana (hereinafter referred to as "Leased Premises"). Subject to the options to renew described in Article XI, the term of this Lease shall be sixty (60) months commencing on August 1, 2002. Tenant without demand or notice shall pay a monthly rental of Seven Thousand dollars ($7,000) payable on or before the 5th day of each month in advance.


                                   Article II
                          Use and Compliance with Laws
                          ----------------------------

                  Tenant shall keep the Leased Premises in a clean and orderly condition and shall conduct its business therefrom in a careful and safe manner. Tenant shall not use the Leased Premises or maintain them in any manner constituting a violation of any ordinance, statute, regulation, or other of any governmental authority, including without limitation zoning ordinances, nor shall Tenant maintain, permit or suffer any nuisance to occur or exist on the Leased Premises.


                                   Article III
                                Public Utilities
                                ----------------

                  Landlord shall, at its expense, provide the necessary mains and conduits to furnish water, gas, telephone, electricity and sewer service to the Leased Premises. Tenant shall pay all charges for utility products and services used on the Leased Premises by Tenant.


                                   Article IV
                                  Improvements
                                  ------------

                  Tenant shall not cause or permit any alterations, additions or changes of or upon any part of the Leased Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld.


                                    Article V
                                     Repairs
                                     -------

                  Landlord shall provide all major repairs necessary to maintain the Leased Premises. Tenant shall provide all non-major repairs necessary to maintain the Leased Premises. "Major repairs" shall be defined as any repairs that cost more than One Thousand Dollars ($1,000) per occurrence.



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                                   Article VI
                             Insurance and Casualty
                             ----------------------

                  Tenant at its own expense, shall keep the Leased Premises insured for such risks and in such amounts as Landlord shall reasonably require with carriers reasonably acceptable to Landlord. Tenant shall maintain a loss payable endorsement in favor of Landlord and shall maintain liability insurance reasonably satisfactory to Landlord. All such insurance shall name Landlord and Tenant as insureds. If the Leased Premises are damaged by casualty so as to make the Leased Premises unfit for Tenant's use, the rent shall abate until the Leased Premises are usable by Tenant. If the Leased Premises are unusable by Tenant for longer than thirty (30) days, Tenant may terminate this Lease. Tenant shall keep its personal property insured during the term of this Lease against loss or damage by fire and other risks in an amount equal to the fair market value of the property.


                                   Article VII
                                  Tax Increase
                                  ------------

                  In the event there is any increase during any year of the term of this Lease in the City, County or State real estate taxes over and above the amount of such taxes assessed for the 2002 tax year (payable in 2003), whether because of increased rate or valuation, Tenant shall pay to Landlord upon presentation of paid tax bills an amount equal to 75% of any increase in taxes upon the Leased Premises.


                                  Article VIII
                                 Indemnification
                                 ---------------

                  Tenant shall indemnify and hold harmless Landlord from and against all damages, claims and liability arising from or connected with Tenant's control or use of the Leased Premises (excluding, however, any damages, claims or liability resulting from any acts or omissions of Robert J. Kingston), including without limitation, any damage or injury to person or property.

                  Tenant shall take out and maintain, at its sole cost and expense, public liability insurance against property damage or personal injury arising out of the use of or occurring on or about the Leased Premises, naming Landlord as an additional insured with such insurance to provide coverage not less than Two Hundred Fifty Thousand Dollars ($250,000.00) in respect to any one person and Five Hundred Thousand Dollars ($500,000.00) in respect to any one accident and Two Hundred Fifty Thousand Dollars ($250,000.00) in respect to property damage.


                                   Article IX
                      Access by Landlord to Leased Premises
                      -------------------------------------

                  Landlord, Landlord's agents, and Landlord's prospective lessees, purchasers or mortgagees shall be permitted to inspect and examine the Leased Premises at all reasonable times.


                                    Article X
                                    Expenses
                                    --------

                  If any legal action or any other proceeding is brought for the enforcement of this Lease, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Lease, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                                   Article XI
                                 Option to Renew
                                 ---------------

                  Provided that Tenant is not in default in the performance of this Lease, Tenant shall have the option to renew this Lease for two (2) additional terms of 60 months each commencing at the expiration of the initial lease term. All of the terms and conditions of this Lease shall apply during the renewal terms except that the monthly rent shall be the sum of $7,150.00 per month during the first renewal term and $7,300.00 per month during the second renewal term. The option shall be exercised by written notice given to Landlord not less than sixty (60) days prior to the expiration of the applicable lease term. If notice is not given in the manner provided within the time specified, this option shall expire.


                                   Article XII
                                  Miscellaneous
                                  -------------

                  The laws of the State of Indiana shall govern the validity, performance, and enforcement of this Lease. The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit of the parties hereto, and their permitted successors and assigns. Tenant may assign its rights and obligations under this Lease to Fortune Diversified Industries, Inc. or any of its subsidiaries. This Lease supersedes and replaces any prior leases between the parties including but not limited to the Commercial Lease between R. Jeff Kingston and Julie A. Kingston of Kingston Design, LLC and Kingston Sales Corp., Inc. dated March 19, 2001.

     IN WITNESS WHEREOF, the parties have executed this Lease on this ____ day of _________________, 2002.


TENANT                                      LANDLORD

Kingston Sales Corp.                        Kingston Design, LLC


By:____________________________             By:______________________________